UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

This filing consists of a press release issued by Aquila, Inc. on March 6, 2007.

AQUILA PROVIDES ADDITIONAL INVESTOR INFORMATION

Company to hold webcast tomorrow at 8:30am (CST)

KANSAS CITY, MO, March 6, 2007 – Aquila, Inc. (NYSE: ILA) today posted to its website materials containing additional information on the company’s proposed merger with a subsidiary of Great Plains Energy Incorporated and the related asset sales to Black Hills Corporation. In addition, the company will conduct a market conference call and webcast to discuss this information on Wednesday, March 7 at 8:30 a.m. Central Standard Time. Participants will be Chairman and Chief Executive Officer, Richard C. Green and Chief Accounting Officer, Beth Armstrong.

“The merger proxy statement, which will contain robust information about the sale process, will not be ready for several weeks. In order to be responsive to our shareholders’ questions and concerns, however, we wanted to share more information about the sale process with them at this time,” said Rick Green.

Aquila completed the first round of meetings with its large shareholders after announcing the Great Plains merger, and Aquila expects to hold further meetings with its large shareholders after they have an opportunity to review the additional information being disclosed by Aquila.

The additional information and webcast presentation will be available in the Investor Relations section on the company’s website. To access the live webcast, go to www.aquila.com and click “Investor Information.” Allow at least five minutes to register and access the presentation. Replays will be available beginning approximately two hours after the webcast. Audio replay of the webcast will be available by telephone through March 14 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11084455# when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving approximately 1 million customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

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Additional Information and Where to Find It

In connection with the merger of Aquila with a subsidiary of Great Plains, Great Plains intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains and Aquila. INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS AND AQUILA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS, AQUILA AND THE MERGER. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains or Aquila with the Securities and Exchange Commission (“SEC”), may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains by directing a request to Great Plains at: Great Plains Energy, 1201 Walnut, Kansas City, MO, 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by contacting us at: Aquila, 20 West Ninth Street, Kansas City, Mo, 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains and their ownership of Great Plains common stock is set forth in Great Plains’ Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 20, 2006. Information regarding our directors and executive officers and their ownership of Aquila common stock is set forth in Aquila’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and the proxy statement for Aquila’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains, Aquila and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.